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                                                                  Exhibit 21.1

                                  SUBSIDIARIES

ShoptropolisTV.com, Inc. (f/k/a International Shopping Alliance Incorporated)
         Incorporated under the laws of the State of Minnesota

International Strategic Assets, Inc.
         Incorporated under the laws of the State of Minnesota


















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